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                                                                     EXHIBIT 3.6

                           CERTIFICATE OF AMENDMENT OF
         AMENDED CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF
                     SERIES C CONVERTIBLE PREFERRED STOCK OF
                           MOLECULAR DIAGNOSTICS, INC.
                    (PURSUANT TO SECTIONS 151 AND 242 OF THE
                        DELAWARE GENERAL CORPORATION LAW)

         MOLECULAR DIAGNOSTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST, that the Certificate of Designation be amended in Article First by reducing the number of shares designated as Series C Preferred Stock from 1,800,000 to 1,666,666.

         SECOND, that the Certificate of Designation be amended in paragraph A of Article Second by reducing the stated value from $4.50 to $3.00.

         THIRD, that the Certificate of Designation be amended by deleting in its entirety paragraph A of Article Sixth and substituting in lieu thereof the following:
                  (A) Each share of the Series C Preferred Stock shall be convertible, at the option of the respective holders thereof, at any time after the date of issuance, at the office of any transfer agent for the Series C Preferred Stock, or if there is none, then at the office of the transfer agent for the Common Stock, or if there is no such transfer agent, at the principal executive office of the Company, into that number of shares of Common Stock of the Company equal to the Stated Value divided by the conversion price in effect at the time of conversion (the "Conversion Price"). The Conversion Price shall be $0.60 per share, subject to antidilution adjustments. The number of shares of Common Stock into which each share of Series C Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate."

         FOURTH, that the Certificate of Designation be amended by deleting in its entirety paragraph B of Article Sixth.


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         FIFTH, that this amendment to the Certificate of Designation was duly adopted in accordance with the provisions of Sections 151 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, MOLECULAR DIAGNOSTICS, INC. has caused this Certificate to be executed by Leonard R. Prange of the Corporation this 19th day of November, 2001.

                                       MOLECULAR DIAGNOSTICS, INC.


                                       By: /s/ Leonard R. Prange
                                               Leonard R. Prange
                                               President